Exhibit 99.1

IDT Reports Results for Second Quarter Fiscal 2005

•	Highest Consolidated Gross Margins in Six Years
•	IDT Telecom Revenues Grow 17.5% Year-Over-Year
•	IDT Entertainment on Track for Revenues Approaching $200 Million

NEWARK, N.J.—March 10, 2005—IDT Corporation (NYSE: IDT, IDT.C) today reported quarterly revenues of $608.8 million for the second quarter of its fiscal 2005, the three months ended January 31, 2005. Second quarter revenues increased 15.5% versus the second quarter of fiscal 2004’s revenues of $527.0 million and decreased 3.3% from the prior quarter’s $629.7 million. Consolidated gross margin of 26.5% for the second quarter of fiscal 2005 represents the highest gross margins achieved in the last six years.

The net loss for the second quarter of fiscal 2005 was $17.7 million, or ($0.19) per share, compared to net income of $18.4 million, or $0.20 per diluted share, in the second quarter of fiscal 2004, and compared to a net loss of $11.7 million, or ($0.12) per share, in the first quarter of fiscal 2005.

As of January 31, 2005, cash and cash equivalents, marketable securities, and restricted cash and marketable securities stood at $1,016.2 million, including $118.0 million held by Net2Phone.

Loss from operations for the second quarter of fiscal 2005 was $24.6 million, compared to losses from operations of $16.2 million and $11.9 million for the second quarter of fiscal 2004 and the first quarter of fiscal 2005, respectively.

The following table summarizes the operating performance of IDT’s business segments1:

	Revenues			Income (Loss) from Operations
$ millions	Q2 ‘05	Q1 ‘05	Q2 ‘04	Q2 ‘05	Q1 ‘05	Q2 ‘04
IDT Retail Telecom	$411.7	$411.0	$329.1	$17.7	$20.6	$25.4
IDT Wholesale Telecom	129.2	129.2	131.5	(4.5)	(4.9)	(4.0)

IDT Telecom Total	541.0	540.2	460.5	13.1	15.7	21.4
IDT Entertainment	41.1	60.4	23.2	2.0	4.6	(1.1)
Voice over IP	18.1	18.1	18.6	(8.6)	(7.8)	(8.6)
IDT Solutions	1.5	4.4	19.4	(14.9)	(9.3)	(15.4)
IDT Capital	7.2	6.6	5.3	(3.5)	(2.9)	(1.6)
Corporate	—	—	—	(12.6)	(12.2)	(10.8)

Total IDT	$608.8	$629.7	$527.0	($24.6)	($11.9)	($16.2)

“IDT had a solid quarter operationally, with record consolidated gross profits,” said Jim Courter, CEO. “About three years ago we talked about turning IDT into a truly global telecom powerhouse. At that time, we weren’t even active in ten countries, and today we generate revenues in 30 countries. On top of that, we have launched a significant entertainment business.

Rousseau said ‘Patience is bitter, but its fruit is sweet.’ We are a very patient company with big dreams and solid progress toward them quarter by quarter. This quarter’s net results were negatively affected by some one time charges. We have a longer term focus, and our outlook is intact and bright.”

RESULTS OF OPERATIONS

IDT Telecom

Revenues for our IDT Telecom division for the second quarter of fiscal 2005 increased 17.5% year-over-year and were virtually flat when compared to the first quarter of fiscal 2005. The year-over-year revenue increase was driven by gains in retail services, which offset a small decline in wholesale telecom sales. Sequentially, a slight decrease in calling card revenues was outweighed by increases in our consumer phone service sales.

Gross margins, at 24.8%, reached their highest level since the fourth quarter of fiscal 1998, increasing 170 basis points from last year’s second quarter, and 60 basis points from the first quarter of fiscal 2005. The year-over-year improvement was due to the shift in revenue mix toward consumer phone services and calling card revenues, which have higher gross margins than do our wholesale carrier operations. On a sequential basis, the improvement in gross margins resulted from solidly higher gross margins for calling cards, coupled with a shift in mix toward consumer phone services.

IDT Telecom’s gross profits amounted to $134.1 million in the second quarter of fiscal 2005, representing increases of 26.3% and 2.4%, when compared to the second quarter of fiscal 2004 and the first quarter of fiscal 2005, respectively.

Selling, general and administrative (SG&A) expenses for IDT Telecom were $98.0 million in the second quarter. However, this included approximately $8.7 million in non-recurring legal expenses, primarily arising from a class action lawsuit relating to the Company’s U.S. prepaid calling cards. Absent these expenses, IDT Telecom’s SG&A expenses for the quarter would have amounted to $89.3 million, 32.8% higher than in the year ago period, but 6.5% lower than the levels recorded during first quarter of 2005.

The year-over-year increase in SG&A expenses was due to several factors, including:

•	Sharply higher sales, marketing and other related expenses, resulting from the launches, and subsequent growth, since the first quarter of fiscal 2004, of our consumer phone services businesses in both the U.S. and the U.K;

•	Increased headcount, relating to our ongoing geographic expansion, as well as the growth of our consumer phone services businesses. The majority of the headcount increase has taken place outside the U.S., particularly in Western Europe, Russia, Asia, and Latin America. We anticipate continued headcount increases over the second half of Fiscal 2005, throughout our international areas of operation, although at a much slower pace than we have witnessed in recent quarters; and

•	Significant investments into the development of new businesses, in both the U.S. and abroad. These businesses, which have not yet contributed materially to our revenues, include both telecom and non-telecom products and services marketed to our existing retail and wholesale customer bases.

IDT Telecom’s income from operations for the second quarter was $13.1 million, 38.6% lower than in the prior year period, and a 16.6% drop from fiscal 2005’s first quarter, primarily resulting from higher SG&A expenses incurred in the continuing expansion of our business and from non-recurring legal expenses.

IDT Telecom minutes of use for the second quarter of fiscal 2005 increased 17.9% year-over-year to 5.761 billion minutes from 4.887 billion minutes, and decreased 2.1% from fiscal first quarter 2005’s 5.885 billion minutes.

IDT Telecom Line of Business Detail1

	Revenues			Gross Profit Margin
$ millions	Q2 ‘05	Q1 ‘05	Q2 ‘04	Q2 ‘05	Q1 ‘05	Q2 ‘04
Calling Cards	$321.0	$326.3	$285.3	24.0%	22.7%	24.3%
Consumer Phone Services	90.8	84.8	43.8	49.5%	51.8%	50.5%
Total Retail	411.7	411.1	329.1	29.6%	28.7%	27.8%
Wholesale	129.2	129.2	131.5	9.4%	10.2%	11.3%
Total Telecom	$541.0	$540.2	$460.5	24.8%	24.2%	23.1%

Retail Telecom

Retail Telecom revenues for the second quarter increased 25.1% year-over-year to $411.7 million, and were essentially unchanged from the first quarter of fiscal 2005. Income from operations for the second quarter was $17.7 million, a 30.5% decline year-over-year and a 14.3% decline from the first quarter. Excluding the one-time legal expenses discussed above, Retail Telecom operating income would have amounted to approximately $26.4 million, representing gains over both the sequential and year-ago periods.

Calling card revenues were $321.0 million in the second quarter of fiscal 2005, a 12.5% increase from the $285.3 million of revenue generated in the second quarter of fiscal 2004 and 1.6% lower than the $326.3 million of revenue recorded in the first quarter of fiscal 2005. As fiscal 2005 began, we shifted our focus from market share gains to improving margins in our major U.S. markets, and as price increases were implemented on several cards, we witnessed improved margins, accompanied by a slight, anticipated decline in revenues. This trend continued in the second quarter of fiscal 2005. Also, in Q2 2005, our European calling card business recorded solid revenue gains, while gross margins recovered from the declines experienced over the past two quarters.

Consumer phone services generated revenues of $90.8 million in the second quarter of fiscal 2005, more than double the $43.8 million of revenues recorded in the year-ago period and up 7.1% from the $84.8 million of revenues recorded in the first quarter of fiscal 2005. The customer base for America Unlimited, the IDT calling plan which features unlimited local and long distance calling within the United States for a fixed monthly rate, was approximately 296,000 as of January 31, 2005. In addition, we had approximately 362,000 long distance-only customers at January 31, 2005. During the second half of the quarter, we scaled back our customer acquisition efforts for our bundled service offering, due to the FCC’s December 15th ruling relating to UNE-P. According to the FCC’s ruling, which becomes effective on March 11, 2005, the Incumbent Local Exchange Carriers (ILECs) will not be required to lease some elements of their local networks to competing carriers, such as IDT, for existing customers, beyond March 11, 2006. Consequently, we anticipate declines in our bundled customer base, revenues and selling and marketing expenses in the third quarter of fiscal 2005, when compared to the second quarter. However, we continue to negotiate with the ILECs, with the intent of signing long-term commercial arrangements, which will allow us to continue to grow this business.

In the UK, we continue to build the customer base for our Toucan consumer phone service. As of January 31, 2005, we had approximately 114,000 active customers. During the second quarter, we added other services to our offering, including Internet access, and we have recently signed an agreement with T-Mobile, which will allow us to offer Toucan-branded cellular services to our customer base. Our Internet access service offerings include both dial-up and broadband access services, marketed under the ToucanSurf brand. In addition, we plan to expand Toucan to other markets, with plans to launch the service in the Netherlands before the end of Fiscal 2005, and in Belgium during the first half of Fiscal 2006.

Wholesale Telecom

During the second quarter of fiscal 2005, Wholesale Telecom achieved revenues of $129.2 million, 1.7% lower than the year-ago quarter’s $131.5 million, and unchanged from the revenues recorded during the first quarter of fiscal 2005. In comparing the second quarter’s results with those of both the prior year quarter and the most recent quarter, increased minutes volumes were largely offset by lower per-minute price realizations.

Wholesale Telecom gross margins were 9.4% in the second quarter, down from 10.2% in the first quarter, and 11.3% in last year’s second quarter. The reduction in margins was the result of the decline in per-minute price realizations, which reflect continued competitive pressures in all regions of operation. We expect that most of our wholesale markets will remain competitive for the remainder of the fiscal year. Consequently, we anticipate that per-minute price realizations could continue to decline over at least the next two quarters.

During the quarter, IDT Telecom increased its number of carrier interconnects, particularly in emerging markets, such as Latin America, Asia and Africa. In addition, we continued to invest in our network in order to allow us to increasingly offer Internet Protocol (IP) interconnects, thereby providing a much-desired, value-added service to potential customers. We believe that these developments will allow us to grow our wholesale carrier business worldwide as we enter Fiscal 2006.

IDT Entertainment

IDT Entertainment generated revenues of $41.1 million in the second quarter of fiscal 2005, compared to $60.4 million of revenues recorded in the first quarter of fiscal 2005 and $23.2 million of revenues generated in the second quarter of fiscal 2004. The dramatic increase in revenues as compared with the year-ago period results from the inclusion, during Q2 2005, of a full quarter of revenues from Anchor Bay Entertainment and Mainframe Entertainment, acquired in December 2003, and the inclusion of revenues from Manga Entertainment, acquired in June 2004. The 32.0% decrease in sequential revenues was primarily due to seasonal factors in our licensing and video distribution business. Generally, our fiscal first quarter is the strongest for our licensing and video distribution business, followed by our fiscal third quarter. We continue to expect fiscal 2005 revenues approaching $200 million for IDT Entertainment.

IDT Entertainment’s income from operations was $2.0 million in the second quarter of fiscal 2005, compared to income from operations of $4.6 million in the first quarter of fiscal 2005 and an operating loss of $1.1 million in the year-ago period. The substantial increase in income from operations versus the prior year is largely due to the inclusion and growth of our licensing and video distribution business, which has significantly higher margins than our contract production services business. The decrease in income from operations versus the prior quarter is due to the seasonal reduction in revenues discussed above.

IDT Entertainment’s strategy for growth is twofold: production of proprietary CG animated films to be released theatrically, and continued investment in original productions and new video licenses for retail distribution. Although we expect to derive significant benefits from equity stakes in our proprietary productions, revenues in the near term will be primarily generated by our licensing and video distribution business and by production service contract work.

During the next few months, IDT Entertainment’s licensing and video distribution business will be releasing a number of well-know titles into the retail market. In our TV Series-on-DVD category, upcoming releases include The Greatest American Hero season 2, Doogie Howser, MD, Mr. Roger’s Neighborhood, 3rd Rock from the Sun and Roseanne. Our children’s category will have two new Thomas the Tank Engine releases and a new property, Tractor Tom. Our horror category will benefit from the releases of titles such as The Entity and Malevolence, which will open in limited theatrical release. Our theatrical catalogue will benefit from a number of new titles, including John Grisham’s Mickey.

We are also making strides in our move into the live action format for the broadcast and home video market. IDT Entertainment’s subsidiary, New Arc, was founded in 2004 to produce low budget horror, science fiction and thriller films. New Arc has completed two films since its inception and currently has 19 other films in various stages of pre-production and production. Among these films is a 13-episode anthology entitled Masters of Horror. New Arc’s films will be distributed by Anchor Bay in the U.S., Canada and the U.K. and by third party distributors, through IDT Entertainment Sales, which was formed to distribute content produced by IDT Entertainment outside the areas covered by Anchor Bay and Manga, in select foreign markets.

Voice over IP

IDT’s Voice over IP business segment consists primarily of our interest in Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol “NTOP.” Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934. Net2Phone issued a press release with respect to its preliminary results for the second quarter of fiscal 2005 ended January 31, 2005, on March 9, 2005, which are subject to change pending final resolution of certain issues, because Net2Phone recently identified deficiencies in its internal financial controls, two of which may impact the financial results for the second quarter of fiscal 2005. Set forth below is a brief description of Net2Phone’s preliminary results as they are consolidated into IDT’s results. Primarily because of the elimination of intercompany transactions in IDT’s consolidated results, Net2Phone’s independently reported results of operations differ from those reported in IDT’s consolidated results. For further information with respect to Net2Phone, please refer to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information is incorporated into this release and such releases, reports and information do not form a part of this release.

Voice over IP’s loss from operations for the second quarter of fiscal 2005 was $8.6 million on revenues of $18.1 million, compared to a loss from operations of $8.6 million on revenues of $18.6 million in the second quarter of fiscal 2004 and a loss from operations of $7.8 million on revenues of $18.1 million recorded in the first quarter of fiscal 2005. Recent achievements for the quarter included:

•	Net2Phone announced a five-year agreement with Empresa Telecomunicaciones de Bogota, the dominant phone company in Colombia, to deliver multiple VoIP solutions, including residential broadband telephony.

•	Several commercial launches of residential broadband phone service with cable partners.

•	More than 14,000 paying VoiceLine and PacketCable telephony customers.

IDT’s net loss for the second quarter of fiscal 2005 includes only its approximately 14.0% percent ownership stake in Net2Phone during the quarter. An adjustment to record the share of Net2Phone’s net loss attributable to the other shareholders of Net2Phone has been made in ‘minority interests.’

On March 8, 2005, we acquired all of Liberty Media Corporation’s direct and indirect interests in Net2Phone in exchange for approximately 3.75 million shares of IDT Class B common stock. This transaction increases our ownership stake to approximately 40.9% of the equity and 57.0% of the voting power of Net2Phone, and will increase Liberty Media’s stake in IDT’s equity to approximately 17%. Liberty Media will continue to participate in Net2Phone’s success through its investment in IDT and through its participation on Net2Phone’s Cable Advisory Board.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today, March 10, 2005, for analysts, investors and the general public, at 8:15 AM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No pass code is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #5776277 for domestic callers, or 1-973-341-3080, passcode #5776277 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library, Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications, entertainment and technology company. IDT’s primary telecommunications offerings are prepaid and rechargeable calling cards, wholesale carrier services and consumer local and long distance phone services. IDT’s entertainment business is comprised of complementary operations and investments that enable IDT to acquire, develop, finance, produce and distribute animated and other entertainment content.

IDT conducts its business primarily through the following operating divisions:

IDT Telecom. IDT Telecom is IDT’s largest operating division, offering retail and wholesale telecommunications services. IDT Telecom offers its retail customers calling cards, consumer long distance, local and bundled phone services and wireless services. In its calling card operations, IDT Telecom focuses on traditionally underserved segments of the market. IDT Telecom offers wholesale services to other carriers, focusing on serving the world’s largest telecommunications providers. IDT’s telecommunications infrastructure consists of more than 230 switches and an integrated global network of transmission capacity. IDT also maintains direct relationships with more than 120 foreign and state-owned or state-sanctioned post, telephone and telegraph companies.

IDT Entertainment. IDT Entertainment, IDT’s second largest operating division, operates IDT’s animation and entertainment distribution businesses. IDT Entertainment is in various stages of production on three proprietary computer-generated, or CG, animated feature films in addition to multiple direct to DVD projects. Through its wholly owned subsidiaries, Anchor Bay Entertainment and Manga Entertainment, IDT Entertainment distributes videos to mass merchants and other retailers. Anchor Bay’s library consists of over 3,500 owned or licensed video titles, including the Thomas the Tank Engine series, the Halloween series, and the Crunch fitness series, and Manga’s library consists of more than 300 titles of “anime,” or Japanese animation. This library provides IDT Entertainment with proprietary rights to future video productions and distribution access to the key mass merchandisers and video retailers such as Wal-Mart, Target, Blockbuster Video, Best Buy and Kmart. Through its wholly owned subsidiary DKP Effects and its majority owned subsidiaries Film Roman and Mainframe Entertainment, IDT Entertainment is engaged in 2D and CG animation and special effects contract work for a variety of producers of feature films, TV, direct-to-video and interactive gaming.

Voice over IP. IDT’s Voice over IP division consists primarily of Net2Phone, a provider of VoIP PacketCable, SIP and wireless solutions around the world. As leaders in enabling telecom service providers and cable operators with turn-key hosted VoIP telephony services, Net2Phone has routed billions of retail VoIP minutes globally, servicing more than 100,000 users in the United States as well as hundreds of thousands more overseas. Net2Phone’s hosted SIP platform provides partners with residential broadband telephony, calling cards, prefix dialing and enterprise services in more than 100 countries. Net2Phone’s PacketCable platform provides cable operators with the ability to deliver a primary line replacement service with guaranteed QoS and features such as E911. Net2Phone is a separate publicly held corporation whose common stock is traded on the NASDAQ National Market under the symbol “NTOP.”

IDT Capital. IDT Capital (formerly known as IDT Menlo Park and, before that, IDT Media) is IDT’s division responsible for developing, growing and, in some cases, operating IDT’s new or innovative business ideas. Currently, IDT Capital consists primarily of IDT’s brochure distribution, radio operations and new technology ventures. CTM Brochure Distribution distributes travel brochures to over 10,000 racks in hotel lobbies and other tourist-related access points. IDT Capital owns and operates WMET 1160, an AM radio station serving the Washington, D.C. metropolitan area.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to: the sensitivity of our telecommunications businesses, to declining prices; our reliance on success in the pre-paid calling card market; our ability to obtain cost effective termination capacity world wide; our reliance on the financial health of other telecommunication companies that are our customers; the impact of changes to U.S. and foreign regulations; increasing competition in the consumer phone service market; our ability to integrate and manage acquisitions; our ability to effectively develop and produce animated films; our ability to protect our proprietary rights; general economic conditions in the global telecommunications market; the general condition of the economy of the United States and internationally; and any of the other specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statements or risk factors.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
John Swierk COO, IDT Venture Capital 973-438-4171 Mary Jennings Director, Investor Relations 973-438-3124	Gil Nielsen VP, IDT Corporate Communications 973-438-3553

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2005	2004	2005	2004
	(in thousands, except per share data)
Revenues	$608,846	$526,973	$1,238,565	$1,040,028

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	447,515	396,054	917,452	790,262
Selling, general and administrative	143,777	116,001	283,628	222,604
Depreciation and amortization	28,296	25,230	52,675	47,953
Non-cash compensation (all of which is attributable to selling, general and administrative)	5,059	5,012	9,892	8,603
Restructuring and impairment charges	8,780	833	11,415	5,204

Total costs and expenses	633,427	543,130	1,275,062	1,074,626

Loss from operations	(24,581)	(16,157)	(36,497)	(34,598)

Interest income, net	5,415	4,766	10,903	11,424

Other income
Gain on sale of subsidiary stock	—	9,418	—	9,418
Arbitration award	—	21,618	—	21,618
Investment and other income, net	5,797	1,296	7,141	16,879

Income (loss) before minority interests and income taxes	(13,369)	20,941	(18,453)	24,741
Minority interests	(805)	402	(3,488)	(12,633)
Provision for income taxes	(3,551)	(2,927)	(7,517)	(7,658)

Net income (loss)	$(17,725)	$18,416	$(29,458)	$4,450

Earnings (loss) per share:
Net income (loss):
Basic	$(0.19)	$0.22	$(0.31)	$0.05
Diluted	$(0.19)	$0.20	$(0.31)	$0.05
Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	95,635	85,618	95,412	84,122

Diluted	95,635	92,012	95,412	90,000

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2005	July 31, 2004
	(Unaudited)
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$161,242	$142,177
Marketable securities	835,283	897,130
Trade accounts receivable, net	181,121	184,125
Other current assets	118,309	102,416

Total current assets	1,295,955	1,325,848
Property, plant and equipment, net	292,235	273,479
Goodwill	92,275	89,534
Licenses and other intangibles, net	26,652	32,928
Investments	83,937	66,870
Restricted cash and marketable securities	19,716	22,620
Other assets	59,738	62,637

Total assets	$1,870,508	$1,873,916

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$119,593	$140,296
Accrued expenses	227,093	213,116
Deferred revenue	127,610	140,314
Capital lease obligations—current portion	23,743	21,793
Other current liabilities	50,023	9,404

Total current liabilities	548,062	524,923
Deferred tax liabilities, net	145,262	145,037
Capital lease obligations—long-term portion	28,757	31,810
Other liabilities	33,948	48,218

Total liabilities	756,029	749,988
Minority interests	126,881	132,695

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at January 31, 2005 and July 31, 2004; 18,593,923 and 19,140,933 shares outstanding at January 31, 2005 and July 31, 2004, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at January 31, 2005 and July 31, 2004	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 71,469,048 and 68,727,201 shares issued at January 31, 2005 and July 31, 2004, respectively; 69,756,756 and 67,118,911 shares outstanding at January 31, 2005 and July 31, 2004, respectively	715	687
Additional paid-in capital	837,347	800,618
Treasury stock, at cost, consisting of 6,480,937 and 5,933,927 shares of common stock and 1,712,292 and 1,608,290 shares of Class B common stock at January 31, 2005 and July 31, 2004, respectively	(131,596)	(122,044)
Deferred compensation	(29,082)	(13,795)
Accumulated other comprehensive income	33,813	19,909
Retained earnings	276,052	305,509

Total stockholders’ equity	987,598	991,233

Total liabilities and stockholders’ equity	$1,870,508	$1,873,916

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2005	2004
	(In thousands)
Net cash (used in) provided by operating activities	$(984)	$45,549
Investing activities
Capital expenditures	(39,659)	(39,557)
(Issuance) collection of notes receivable	(5,650)	15,320
Investments and acquisitions, net of cash acquired	(11,674)	(66,332)
Net purchases and sales and maturities of marketable securities	98,802	56,476

Net cash provided by (used in) investing activities	41,819	(34,093)
Financing activities
Proceeds from exercise of stock options	2,756	48,291
Proceeds from exercise of stock options of Net2Phone	53	5,298
Proceeds from offering of common stock by Net2Phone	—	53,069
Proceeds from employee stock purchase plan	893	—
Purchase of Class B common stock	(1,985)	—
Cash and marketable securities restricted against letters of credit	2,904	(2,294)
Repayment of capital lease obligations	(13,429)	(16,190)
Distributions to minority shareholders of subsidiaries	(16,630)	(13,835)

Net cash (used in) provided by financing activities	(25,438)	74,339
Effect of exchange rate changes on cash and cash equivalents	3,668	3,644

Net increase in cash and cash equivalents	19,065	89,439
Cash and cash equivalents, beginning of period	142,177	99,046

Cash and cash equivalents, end of period	$161,242	$188,485

Supplemental schedule of non-cash investing and financing activities
Purchases of property, plant and equipment through capital lease obligations	$12,853	$547

Issuance of Class B common stock for acquisitions	$—	$5,355

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA1

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Entertainment	Voice Over IP	IDT Capital	IDT Solutions	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$608,846	$129,242	$411,732	$41,093	$18,088	$7,238	$1,453	$—

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	447,515	117,073	289,774	25,045	9,518	2,580	3,525	—
Selling, general and administrative	143,777	11,179	86,802	10,557	13,411	7,123	3,873	10,832
Depreciation and amortization	28,296	4,999	15,537	3,318	2,112	911	855	564
Non-cash compensation (all of which is attributable to selling, general and administrative)	5,059	513	1,961	206	974	138	51	1,216
Restructuring and impairment charges	8,780	—	—	—	724	(14)	8,070	—

Total costs and expenses	633,427	133,764	394,074	39,126	26,739	10,738	16,374	12,612

Income (loss) from operations	(24,581)	$(4,522)	$17,659	$1,966	$(8,650)	$(3,500)	$(14,922)	$(12,612)
Interest income, net	5,415
Investment and other income, net	5,797

Loss before minority interests and income taxes	(13,369)
Minority interests	(805)
Provision for income taxes	(3,551)

Net loss	$(17,725)

Footnotes

[1]	Columns in tables may not add due to rounding.